FOR FURTHER INFORMATION, CONTACT:
Lou Anne J. Nabhan
(804) 418-7745
For Immediate Release
Wednesday, August 1, 2018

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES SECOND QUARTER 2018 RESULTS

Highlights:

•	Q2 2018 consolidated revenues increased 3.2% over Q2 2017 to $157.9 million

•	At the segments, revenues at Hamilton Beach Brands increased 6.5% over Q2 2017 to $135.9 million, while revenues at Kitchen Collection decreased 12% to $22.8 million

•
Q2 2018 consolidated operating profit decreased to $0.6 million from $2.2 million in Q2 2017 as a result of lower revenues at Kitchen Collection and increased operating expenses at Hamilton Beach Brands

•	Reduced year-to-date 2018 consolidated effective income tax rate of 26.4% versus 30.8% in 2017 as a result of U.S. tax reform legislation

Glen Allen, Virginia, August 1, 2018 - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced consolidated revenues of $157.9 million and a consolidated net loss of $0.9 million, or $0.06 per diluted share, for the second quarter of 2018 compared with consolidated revenues of $153.0 million and consolidated net income of $1.2 million, or $0.09 per diluted share, for the second quarter of 2017. Consolidated operating profit was $0.6 million for the second quarter of 2018 compared with $2.2 million in the second quarter of 2017.
The Company reported a consolidated net loss for the six months ended June 30, 2018 of $1.3 million, or $0.09 per diluted share, on consolidated revenues of $304.6 million compared with a consolidated net loss of $0.1 million, or $0.01 per diluted share, on consolidated revenues of $293.3 million for the first six months of 2017. The Company's consolidated effective income tax rate was 26.4% for the six months ended June 30, 2018 compared with 30.8% for the first six months of 2017.
Consolidated EBITDA was $0.9 million for the second quarter of 2018 and $42.5 million for the trailing 12 months. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure. For reconciliations from GAAP results to the non-GAAP results, see page 8.
The Company had consolidated cash on hand of $2.0 million as of June 30, 2018 compared with $10.9 million as of December 31, 2017 and $5.3 million as of June 30, 2017. Consolidated debt as of June 30, 2018 was $105.5 million compared with $51.3 million as of December 31, 2017 and $54.3 million as of June 30, 2017. Consolidated debt increased over 2017 primarily as a result of higher inventory levels at Hamilton Beach that were implemented to support sales growth forecasts in both the first and second half of the year. By the end of 2018, Hamilton Beach inventory levels are expected to be comparable to 2017 based on anticipated customer demand.

Hamilton Beach Brands - Results
Hamilton Beach reported net income of $2.0 million on revenues of $135.9 million for the second quarter of 2018 compared with net income of $3.2 million on revenues of $127.6 million for the second quarter of 2017. Operating profit was $4.4 million in the second quarter of 2018 compared with $5.2 million in the second quarter of 2017, and income before income tax was $2.7 million in 2018 compared with $5.1 million in 2017.
Hamilton Beach continues to make progress with its strategic growth initiatives, which drove a 6.5% revenue increase in the second quarter of 2018 compared with the prior year. The revenue growth was primarily the result of increased sales of new and higher-priced products, mainly in the U.S. Consumer and Global Commercial markets.
While revenues and gross profit margins increased, operating profit and income before income tax decreased in the second quarter of 2018 compared with the second quarter of 2017, primarily due to an increase of $4.1 million in selling, general and administrative expenses. This increase was driven mainly by a $2.2 million increase in employee-related costs and a $1.7 million increase in professional and outside services fees. The increase in employee-related expenses was mainly due to an increase in accrued incentive compensation, which includes a $0.5 million non-cash adjustment driven by the 37% increase in the market price of the Company's stock during the second quarter of 2018. Estimates for the non-cash equity component of incentive compensation are adjusted each quarter based on the stock price at the end of the respective quarter. Professional and outside services fees increased primarily as a result of patent litigation expenses. Unfavorable currency changes in the current quarter and higher interest expense also contributed to the reduction in income before income tax. The favorable impact of U.S. tax reform legislation partially offset the decrease in income before income tax.
For the six months ended June 30, 2018, Hamilton Beach reported net income of $4.8 million and revenues of $261.3 million, compared with net income of $3.9 million and revenues of $241.7 million for the six months ended June 30, 2017.

Hamilton Beach Brands - Outlook
Changing consumer buying patterns, including an increasing percentage of consumers who are purchasing housewares online, create both opportunities and uncertainty for the growth prospects of the small appliance category, individual retailers and industry participants. Overall, the U.S. consumer retail industry market for small kitchen appliances is expected to grow modestly in the remainder of 2018 compared with 2017, and the international and commercial markets in which Hamilton Beach participates are expected to continue to grow moderately.
Hamilton Beach continues to concentrate on strengthening the consumer market position of its various product lines through product innovation, promotions, increased placements and branding programs. Hamilton Beach will continue to leverage its strong brand portfolio by introducing new innovative products, as well as upgrades to certain existing products, such as its newest generation of the Hamilton Beach® FlexBrew® coffeemaker, across a wide range of brands, price points and categories in both the consumer and commercial marketplaces. The company continues to pursue opportunities to create or add product lines and brands that can be distributed in high-end or specialty stores and on the internet, including new products under its CHI®-branded garment care line and Wolf Gourmet®-branded product line, both of which are generating incremental revenue. Hamilton Beach also expects its growing Global Commercial business to benefit from broader distribution of several newer products, including its new Quantum® high-performance commercial blender and the Otto™ Juice Extractor. Hamilton Beach's robust commercial and consumer product pipeline of new or enhanced products is expected to affect both revenues and operating profit positively in 2018 and in future periods.
As a result of the current market environment, new product introductions and strong promotions and placements anticipated in the second half of 2018 based on current customer commitments, Hamilton Beach expects sales volumes and revenues to increase moderately in the second half of 2018 compared with the second half of 2017. As a result, Hamilton Beach expects full-year 2018 revenues to increase moderately over 2017 provided consumer spending is at expected levels. Improvements in revenues are expected in all business divisions in the second half of 2018 and full year compared with the prior year periods. In addition, the overall improvement is expected to be slightly more than the anticipated market growth due to increased higher-priced, higher-margin product placements resulting from the execution of Hamilton Beach's strategic initiatives, both domestically and internationally.
Operating profit in the second half of 2018 is expected to be moderately higher than in the second half of 2017 from sales of higher-margin products. The Company also expects to implement price increases to offset product cost increases. The tariffs enacted by the United States in July on imports from China are expected to impact only a small number of Hamilton Beach products. Hamilton Beach continues to closely monitor potential additional tariffs, commodity and other input costs, as well as currency effects, and intends to continue to adjust product prices and product placements as necessary and as market conditions permit. The improvements in the second half of 2018 are expected to result in an overall moderate improvement in full year operating profit compared with 2017.
As a result of the absence of the provisional charge that was recorded in 2017 for U.S. tax reform legislation and a lower effective corporate income tax rate, net income is expected to be significantly higher in both the second half of 2018 and for the full year compared with the same periods in 2017.
Cash flow before financing activities is expected to be significantly higher in the second half of 2018 compared with the second half of 2017, resulting in an overall increase for full year 2018 compared with 2017. Capital expenditures are expected to be $9.7 million in 2018, of which $4.4 million was expended in the first half.
Longer term, Hamilton Beach continues to work toward its goal of $750 million to $1 billion in sales from the successful implementation of its strategic revenue growth initiatives. As the Company moves toward the target sales levels, and taking into account the need to continue to make prudent investments in its strategic initiatives, operating margins are expected to increase over time as a result of leveraging fixed costs. The Company's strategic initiatives are focused on enhancing Hamilton Beach's placements in the North American consumer business, enhancing sales in the e-commerce market, expanding its participation in the "only-the-best" market by investing in new products to be sold under the Wolf Gourmet®, Weston®, Hamilton Beach® Professional and CHI® brand names, expanding internationally in emerging growth markets, increasing its global commercial presence through enhanced global product lines for chains and distributors serving the global food service and hospitality markets, and leveraging its other strategic initiatives to drive category and channel expansion.

Kitchen Collection - Results
Kitchen Collection reported a net loss of $2.9 million and revenues of $22.8 million for the second quarter of 2018 compared with a net loss of $2.0 million and revenues of $25.9 million for the second quarter of 2017. At June 30, 2018, Kitchen Collection operated 199 stores compared with 209 stores at June 30, 2017 and 210 stores at December 31, 2017.

Kitchen Collection continues to deliver strong gross margins and benefit from closing unprofitable stores. The decreases in revenues and operating results were primarily due to lower comparable store sales from reduced customer traffic, which resulted in a decline in the number of store transactions and a modest decrease in the average sales transaction value. The closure of 13 underperforming stores since June 30, 2017 also contributed to the decline in revenues, but had a modestly positive effect on operating results.
The 2018 second quarter net loss increased from the prior year quarter due to a higher operating loss and a decrease in the effective income tax rate under the U.S. tax reform legislation, which resulted in a smaller tax benefit on the seasonally higher pre-tax loss.
For the six months ended June 30, 2018, Kitchen Collection reported a net loss of $6.5 million and revenues of $44.9 million compared with a net loss of $4.1 million and revenues of $52.5 million for the six months ended June 30, 2017.

Kitchen Collection - Outlook
The retail environment at physical store locations continues to be unfavorably impacted by changing consumer shopping patterns, which have led to declining customer traffic to physical locations and reductions in the number of in-store transactions as an increasing number of products are bought over the internet. Kitchen Collection expects these trends to continue to reduce its target consumers' spending on housewares and small appliances in mall locations. Given this market environment, Kitchen Collection continues to focus on optimizing its store count and expense structure for current foot traffic trends.
Over the past several years, the pace of Kitchen Collection® store closings has increased. During the first half of 2018, Kitchen Collection closed 12 stores. Currently, approximately 75% of Kitchen Collection's store portfolio is in outlet mall locations and 25% is in traditional malls. Kitchen Collection plans to continue to aggressively manage its store portfolio through natural lease expirations and ongoing renegotiations of rent commitments. By the end of 2018, Kitchen Collection expects the average lease duration to be 12 months or less for approximately 70% of its stores, which provides flexibility to cost-effectively optimize its store portfolio over time to a smaller core group of 100 to 150 profitable stores in more favorable outlet mall locations. If Kitchen Collection cannot reach acceptable terms with its landlords as leases come up for renewal in the remainder of 2018 and in future periods, and if sales at certain stores continue to deteriorate and necessitate early lease terminations, the pace of store closings could increase.
As a result of reduced traffic and the reduction in store count, Kitchen Collection expects revenues to continue to decline moderately in the second half of 2018 compared with the second half of 2017, with full-year 2018 revenues expected to decrease compared with 2017.
Kitchen Collection plans to continue to focus on maintaining strong gross margins, controlling operating expenses and optimizing working capital. Operating profit in the second half of 2018 is expected to be comparable with the second half of 2017, provided foot traffic does not deteriorate further. While the benefit of the lower effective income tax rate on pre-tax income is expected to result in an increase in net income in the second half of 2018, this improvement is not expected to offset the substantial net loss realized in the first half of the year. Without an increase in store traffic, Kitchen Collection expects the full-year 2018 operating and net losses to be significantly higher than in 2017.
Cash flow before financing activities is expected to result in a substantial use of cash in 2018 due to forecasted working capital changes and the anticipated higher net loss. Capital expenditures are expected to be approximately $0.5 million in 2018, of which $0.2 million was expended in the first half of 2018.
Kitchen Collection aims to provide consumers with highly desirable products at affordable prices and believes its smaller core store portfolio will be well positioned to meet consumers' needs. Kitchen Collection's continued focus on increasing the average sale per transaction, the average sale closure rate and the number of items per transaction through the continued refinement of its format and enhancing the customers' store experience is expected to improve the company's performance. This focus on the customer's experience, in combination with improved product offerings, a focus on sales of higher-margin products, merchandise mix and displays, closure of underperforming stores and optimizing the expense structure are expected to contribute to improvements in operating results over time.

Hamilton Beach Holding - Outlook
In the current market environment and including the various factors noted in the Hamilton Beach and Kitchen Collection segment outlooks, Hamilton Beach Holding expects second half and full-year 2018 consolidated net income to increase substantially over the same periods in 2017 primarily due to lower income tax expense and the absence of the provisional tax charges recorded in 2017. As a result of U.S. tax reform legislation, Hamilton Beach Holding expects its effective income tax rate to be in the range of 26% to 28% in 2018.

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Conference Call
In conjunction with this news release, the management of Hamilton Beach Brands Holding Company will host a conference call on Thursday, August 2, 2018 at 9:30 a.m. Eastern time. The call may be accessed by dialing (833) 241-4258 (Toll Free) or (647) 689-4209 (International), Conference ID: 3293605, or over the internet through Hamilton Beach Brands Holding Company's website at www.hamiltonbeachbrands.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 9, 2018. The online archive of the broadcast will be available on the Hamilton Beach Brands Holding Company website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
Hamilton Beach Brands, Inc.: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of Hamilton Beach's products, (12) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (13) the actual impact of the U.S. Tax Cuts and Jobs Act of 2017 may affect future earnings as the amounts reflected in the fourth quarter of 2017 were preliminary estimates and exact amounts will not be determined until a later date, and there may be other judicial or regulatory interpretations of the U.S. Tax Cuts and Jobs Act that may also impact these estimates and future financial results.
Kitchen Collection: (1) decreased levels of consumer visits to brick and mortar stores, (2) increased competition, including through online channels, (3) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (4) the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, and the anticipated impact of the opening of new stores, (5) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (6) changes in costs of inventory, including transportation costs, (7) delays in delivery or the unavailability of inventory, (8) customer acceptance of new products, (9) changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Kitchen Collection buys, operates and/or sells products, and (10) the actual impact of the U.S. Tax Cuts and Jobs Act of 2017 may affect future earnings as the amounts reflected in the fourth quarter of 2017 were preliminary estimates and exact amounts will not be determined until a later date, and there may be other judicial or regulatory interpretations of the U.S. Tax Cuts and Jobs Act that may also impact these estimates and future financial results.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is an operating holding company for two separate businesses. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of branded, small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about Hamilton Beach Brands Holding Company and its subsidiaries, visit the Company’s website at www.hamiltonbeachbrands.com.

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HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
	(In thousands, except per share data)		(In thousands, except per share data)

Revenues	$157,941	$152,976	$304,574	$293,258
Cost of sales	117,088	114,145	225,928	219,850
Gross profit	40,853	38,831	78,646	73,408
Operating expenses
Selling, general and administrative expenses	39,914	36,322	77,699	72,992
Amortization of intangible assets	346	345	691	690
	40,260	36,667	78,390	73,682
Operating profit (loss)	593	2,164	256	(274)
Other (income) expense
Interest expense	926	462	1,470	877
Other, net, including interest income	859	(297)	542	(979)
	1,785	165	2,012	(102)
Income (loss) before income tax provision (benefit)	(1,192)	1,999	(1,756)	(172)
Income tax provision (benefit)	(318)	760	(464)	(53)
Net income (loss)	$(874)	$1,239	$(1,292)	$(119)

Basic and diluted earnings (loss) per share	$(0.06)	$0.09	$(0.09)	$(0.01)

Basic and diluted weighted average shares outstanding	13,695	13,673	13,689	13,673

Cash Dividends on Class A Common and Class B Common per share	$0.085	$—	$0.170	$—

HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
	(In thousands)		(In thousands)
Revenues
Hamilton Beach	$135,869	$127,574	$261,283	$241,728
Kitchen Collection	22,762	25,868	44,862	52,533
Eliminations	(690)	(466)	(1,571)	(1,003)
Total	$157,941	$152,976	$304,574	$293,258

Operating profit (loss)
Hamilton Beach	$4,399	$5,164	$8,392	$5,946
Kitchen Collection	(3,834)	(3,008)	(8,138)	(6,287)
Eliminations	28	8	2	67
Total	$593	$2,164	$256	$(274)

Income (loss) before income tax provision (benefit)
Hamilton Beach	$2,702	$5,092	$6,502	$6,194
Kitchen Collection	(3,922)	(3,101)	(8,260)	(6,433)
Eliminations	28	8	2	67
Total	$(1,192)	$1,999	$(1,756)	$(172)

Net income (loss)
Hamilton Beach	$1,967	$3,195	$4,769	$3,884
Kitchen Collection	(2,900)	(1,970)	(6,538)	(4,113)
Eliminations	59	14	477	110
Total	$(874)	$1,239	$(1,292)	$(119)

EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended
	9/30/2017	12/31/2017	3/31/2018	6/30/2018	6/30/2018 Trailing 12 Months
	(In thousands)
Net income (loss)	$4,259	$13,765	$(418)	$(874)	$16,732
Income tax provision (benefit)	2,708	15,517	(146)	(318)	17,761
Interest expense	423	531	544	926	2,424
Interest income	—	—	(12)	(37)	(49)
Depreciation and amortization expense	1,227	1,902	1,235	1,227	5,591
EBITDA*	$8,617	$31,715	$1,203	$924	$42,459

* EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. Hamilton Beach Brands Holding Company defines EBITDA as income (loss) before income tax provision (benefit), plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.